AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS AMENDMENT is made and effective as of August 20, 2019, by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the “Trust”), QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”), and iM Global Partner US, LLC, the investment adviser to the Trust (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into a Distribution Agreement, dated 11.13.2018 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to add a fund to its series; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written below.

MANAGER DIRECTED PORTFOLIOS         QUASAR DISTRIBUTORS, LLC
By: /s/ Doug J. Neilson                     By: /s/ Teresa Cowan
Name: Doug J. Neilson                     Name: Teresa Cowan
Title: President                         Title: President
IM GLOBAL PARTNER US, LLC
By: /s/ Jeffrey K. Seeley
Name: Jeffrey K. Seeley
Title: U.S. Chief Operating Officer and Head of Distribution

SCHEDULE A
to the
Distribution Agreement

Separate Series of Manager Directed Portfolios

Name of Series
iM DBi Managed Futures Strategy ETF
iM DBi Hedge Strategy ETF